EXHIBIT 99.1

Westport, CT.
August 6, 2007

      TenderCare International, Inc. today announced the signing of a letter of intent to sell all outstanding shares of stock to The Hain Celestial Group, Inc., a leading natural and organic food and personal care products company. Under terms of the agreement, Hain Celestial has agreed to pay $0.45 per share in cash for all the outstanding shares of TenderCare stock. As of December 31, 2006 there were 7,454,582 shares of TenderCare common stock outstanding. The transaction is expected to be accretive to Hain Celestial's earnings during its fiscal year 2008.

Statements made in this press release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward-looking statement.